Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to use in this Registration Statement on Form S-3 of our report dated March 20, 2009 relating to the financial statements of Deer Consumer Products, Inc. (the “Company”) which appear in such registration statement.  We also consent to the reference to us under the heading “Experts” in this Registration Statement.

Goldman Parks Kurland Mohidin LLP
Encino, California
October 9, 2009